Exhibit 10.22

November 2, 2020
Rachel George

Dear Rachel,

It is with great enthusiasm that we are extending an offer of employment to you as General Counsel, Corporate Secretary and Chief Corporate Affairs Officer with Aaron’s, Inc. I have noted below the terms of the offer.
The terms of the offer are as follows:

Position:    General Counsel, Corporate Secretary and Chief Corporate Affairs Officer
Effective Date:                     11/23/2020
Compensation:                    $475,000 annualized
AIP Target Eligibility:                $310,000 annualized
Long-Term Incentive Target Eligibility:        $475,000 annualized
Total Annualized Target Compensation:        $1,260,000*
        *Includes estimate of annualized base plus AIP and LTI at target.

Within thirty days of commencement of your employment, you will be paid a $200,000 signing bonus. You will be provided with a separately executed “claw back” agreement for the signing bonus, subject to a 24-month employment requirement. In addition, within thirty days of completion of one year of employment, you will be paid a $200,000 retention bonus.

You will be provided up to $150,000 in relocation expenses allocation and are expected to complete your move to Atlanta by June 30, 2021. Reimbursable relocation expenses include real estate fees, travel, commuting home, temporary housing while commuting, moving expenses, including vehicles, and the final trip to your new work location. The relocation expenses are compensatory and will be grossed-up for the tax impact. You will be provided with a separately executed “claw back” agreement for the relocation expense as well, subject to a 18-month employment requirement.

You will be eligible to participate in the Executive Severance Pay Plan of Aaron’s. Your initial salary grade will be 21, which currently would entitle you to (i) 12 months of base salary plus target bonus and 12 months of COBRA premiums upon your termination by the company, or (ii) 24 months of base salary and target bonus, 24 months of COBRA premiums, and a pro-rated target bonus for the year of your termination upon your termination within two years of a Change of Control. Both (i) and (ii) are subject to the terms and conditions of such Plan.

You will report directly to me and will be based out of our Store Support Center.

You will meet with a member of our Human Resources team in our Galleria location on your first day of employment to fill out any remaining paperwork. Please bring two forms of identification for purposes of filling out an I-9 Form.

Exhibit 10.22

Also note this offer of employment is contingent upon the successful completion of background and reference checks and pre-employment drug screening.

As an Aaron’s team member, you will be eligible for a competitive benefits package which includes:
•Medical, Dental, and Vision insurance coverage, if elected, effective the 30th day of service.
•You may elect to participate in short-term disability, long-term disability, or supplemental life insurance benefits as well.
•Vacation (18 days), and holidays (6 days).
•401(k) plan with an entry date of the first of the month following 30 days of employment. Eligible for the company match after completing one year of employment (4% match on the first 5% of a team member’s deferral).
•Deferred Compensation Plan with immediate eligibility for the company match (4% match on the first 5% of a team member’s deferral). Must enroll within 30 days of your date of hire or wait until the next annual open enrollment period.
Our dress code is casual. On your start date, you will have access to our Dress Code Policy as well as a Look Book that outlines acceptable clothing within the casual dress code

Details regarding the executive compensation plans:
•You are eligible to participate in the Aaron’s Incentive Program, or AIP. AIP is the Store Support Center short-term incentive plan for which your position is eligible. The incentive calculation is based upon your base pay earnings.
•Aaron’s Long-Term Incentive Plan (LTI) Plan – You are eligible to participate in this plan. Grants are made on an annual basis typically in March at the discretion of the Board of Directors.

•Within five years of becoming an executive with Aaron’s, you are required to own two times your annual base salary in Aaron’s stock.
This letter should not be construed as an employment contract. Your employment is not for any definite period of time. Aaron’s reserves the right to change your compensation and/or benefits at any time. As is the case for all team members, your employment with Aaron’s, Inc., will be “at will”, which means that you or Aaron’s has the right to terminate the relationship at any time and/or for any reason.
If you are in agreement with the above information and if you accept this offer of employment, please sign below and return to me as soon as possible.

If you should have any questions, please contact me at your earliest convenience.

Sincerely,

Douglas Lindsay
CEO, Aaron’s, Inc.

Exhibit 10.22

I have read and understand the above.
___________________________________________________ ______________________
Rachel George                        Date
CC:     John Karr
Linda Travis
    Team Member File